EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-54710 of Wilshire Financial Services Group Inc. and Subsidiaries on Form S-8 of our report dated February 21, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) appearing in this Annual Report on Form 10-K of Wilshire Financial Services Group Inc. and Subsidiaries for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Portland, Oregon
March 17, 2003